EXHIBIT 5B

September 20, 2010

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

I have acted as counsel for Mentor Graphics Corporation (the “Company”) in connection with the filing of Post-Effective No. 1 to the Registration Statement on Form S-8, Registration No. 33-57151 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering shares of Common Stock, without par value (the “Shares”), of the Company to be issued by the Company pursuant to the Mentor Graphics 2010 Omnibus Incentive Plan (the “2010 Plan”):

I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Oregon, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, it is my opinion that, (a) the Company is a corporation duly organized and validly existing under the laws of the State of Oregon, and (b) the Shares are duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the terms of the 2010 Plan, will be legally and validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DEAN M. FREED
Dean M. Freed
General Counsel